EXHIBIT 99.1
2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Mark Roth	Jeff Elliott or Geralyn DeBusk
VP of Corporate Development	972-458-8000
402-827-6226
Lindsay Corporation Announces Management Change
OMAHA, Neb., March 23, 2009—Lindsay Corporation (NYSE: LNN) (“Lindsay” or the “Company”), a leading provider of irrigation systems and infrastructure products, announced today that, effective March 20, 2009, David B. Downing will resume his prior role as Chief Financial Officer (CFO) of the Company, which he had previously held from August 2004 to March 2008. Since March 2008, Mr. Downing has served as President of International while the CFO position remained vacant, recently pending an external search. As part of its global cost-saving measures, the Company decided to halt its external search for a CFO and that Mr. Downing would fill the position of CFO. In this role, Mr. Downing will also resume responsibility for investor relations and will split responsibilities for oversight of international operations with Rick Parod, President and Chief Executive Officer.
Mr. Parod commented, “In view of today’s contracted economic environment, we continue to evaluate all areas of our business for opportunities to improve efficiency and effectiveness. I’m pleased to have Dave back in the CFO role, to assist in the leadership of our businesses through these difficult times, and I’m confident that, with the temporary split in responsibility in managing our international irrigation business, we will be able to retain and build on our global market position.”
About the Company
Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products through its wholly owned subsidiaries Barrier Systems Inc. and Snoline SPA. At January 5, 2009, Lindsay had approximately 12.3 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
For more information regarding Lindsay Corporation, see Lindsay’s Web site at www.lindsay.com. For more information on the Company’s infrastructure products, visit www.barriersystemsinc.com and www.snoline.com.
Concerning Forward-looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that we file with the Securities and Exchange Commission. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expectation,” “outlook,” “could,” “may,” “should,” or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.